Exhibit 3.1

CB RICHARD ELLIS REALTY TRUST

ARTICLES OF AMENDMENT OF DECLARATION OF TRUST

THIS IS TO CERTIFY THAT:

FIRST: The Second Amended and Restated Declaration of Trust (the “Declaration of Trust”) of CB Richard Ellis Realty Trust, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting Article VI, Section 6.12.1 of the Declaration of Trust in its entirety and replacing it with the following:

“Section 6.12.1 Investor Suitability Standards. Subject to suitability standards established from time to time by individual states or by the NASAA REIT Guidelines, to become a Shareholder in the Trust, if such prospective Shareholder is an individual (including an individual beneficiary of a purchasing Individual Retirement Account), or if the prospective Shareholder is a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act), such individual or fiduciary, as the case may be, must represent to the Trust, among other requirements as the Trust may require from time to time:

(a)    that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a minimum annual gross income of $70,000 and a net worth (excluding home, furnishings and automobiles) of not less than $70,000; or

(b)    that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a net worth (excluding home, furnishings and automobiles) of not less than $250,000; or

(c)    in the event the suitability standards contained in the NASAA REIT Guidelines or otherwise imposed by individual states are amended or modified, that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a minimum annual gross income and/or a minimum net worth (excluding home, furnishings and automobiles) that satisfy such amended or modified suitability standards.”

SECOND: The foregoing amendment has been approved by the Board of Trustees of the Trust and the shareholders of the Trust as required by Section 8-501 of the Maryland REIT Law and Article XIV, of the Declaration of Trust.

THIRD: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 19th day of June, 2009.

CB RICHARD ELLIS REALTY TRUST

By:	/s/ Jack A. Cuneo
Jack A. Cuneo President and Chief Executive Officer

ATTEST:

By:	/s/ Laurie E. Romanak
Laurie E. Romanak Secretary